Exhibit 99.1

pressrelease

Media contact:	Investor contact:
Mike Jacobsen, APR	Jamie Finefrock
+1 330 490 3796	+1 330 490 6319
michael.jacobsen@diebold.com	jamie.finefrock@diebold.com

FOR IMMEDIATE RELEASE:
August 6, 2013

DIEBOLD REPORTS 2013 PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
Earnings overview presentation available at http://www.diebold.com/earnings/DBD2Q13.pdf

•
As a part of its previously disclosed material weakness remediation related to indirect tax incentives, Diebold continues to assess its indirect tax compliance in Brazil and is reviewing the accounting treatment of certain transactions. It is possible that financial results for certain periods may need to be further revised or restated as a result of this work, which may potentially delay the company's filing of its quarterly report on Form 10-Q for the period ended June 30, 2013. Therefore, financial results in this release should be treated as preliminary and subject to change.

•	Q2 loss from continuing operations of $(1.55) GAAP, or $(0.25) non-GAAP*. The non-GAAP loss includes a valuation allowance on Brazil deferred tax assets of $(0.51).

•	Total revenue for Q2 2013 decreased 4.9% compared with prior-year period, or a decrease of 4.0% on a constant currency basis.

•
Free cash use* for Q2 2013 increased $24.2 million from 2Q 2012, contributing to a YTD increase of $26.9 million; net debt* at June 30th 2013 was $156.4 million, a $55.5 million increase from June 30th 2012.

•	Company provides full-year 2013 non-GAAP* EPS guidance of $0.79 - $0.89, including a valuation allowance on certain Brazil deferred tax assets of $(0.51).

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported a preliminary second quarter 2013 net loss attributable to Diebold of $(98.6) million, or $(1.55) per share. This compares with second quarter 2012 net income of $25.3 million, or $0.39 per share. Second quarter 2013 revenue was $707.1 million, down 4.9% from the second quarter 2012.

Non-GAAP* loss attributable to Diebold in the second quarter 2013 was $(0.25) per share, compared with $0.47 per share in the second quarter 2012.

Management Commentary
"Clearly, the results we announced today are not in line with our capabilities and potential as a company," said Andy W. Mattes, Diebold president and chief executive officer. “As we develop our turnaround strategy in the coming months, we will maintain a balanced approach in cutting cost while at the same time laying the foundation for future growth. Getting cost out of the company will also improve our cash position and enable us to invest in growing the top line.

“Since taking over as CEO in June, I have met with many customers and employees around the world. I believe our brand is strong, and we have deep customer relationships on which to build,” Mattes stated. “However, to get more competitive in the marketplace and back on a winning trajectory, we will focus on achieving an appropriate cost structure and investing in the systems and processes necessary to support sustainable growth. This is where the majority of our time and effort will be focused in the near term.

“Much of our success lies within our control,” Mattes concluded. “Our strong services and product portfolio, committed employees, global customer base and the initiatives we are undertaking give me confidence we can grow in 2014 and beyond.”

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*See accompanying notes for non-GAAP measures.

PAGE 2/ DIEBOLD REPORTS 2013 PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
Results of Operations
Revenue
Total revenue for the second quarter 2013 decreased 4.9% compared with the second quarter 2012, including a net unfavorable currency impact of approximately 1% related mostly to the Brazilian real. Volume in North America was down substantially compared with the prior year which included significant business driven by Americans with Disabilities Act compliance. Lower volume in Latin America (incl. Brazil) nearly offset growth in Asia Pacific.

Gross Margin
Total gross margin for the second quarter 2013 was 22.3%, a decrease of 2.4 percentage points from the second quarter of 2012, with declines in both product and service. In North America, both product and service margins were negatively impacted by the lower product volume in the regional bank business. Total margins increased slightly in the international operations.

Operating Expenses
Total operating expenses were $181.0 million, or 25.6% of revenue, for the second quarter 2013, an increase of 6.0 percentage points from the second quarter of 2012.

Operating expenses in the second quarter 2013 included $3.2 million of net restructuring charges primarily related to the company's global realignment plan, especially within the North America-based operations and corporate functions. Second quarter 2013 operating expenses also included non-routine expenses of $45.9 million. This includes an additional accrual of $28.0 million for a potential settlement with the respective U.S. government agencies in connection with the company's previously disclosed Foreign Corrupt Practices Act (FCPA) inquiry, and a $17.5 million accrual for a potential settlement for the previously disclosed securities class action lawsuit. The remaining $0.4 million represents intangible asset amortization for the 2012 acquisitions of GAS and Altus.

Operating expenses in the second quarter 2012 included $0.8 million of net restructuring charges, non-routine expenses of $0.3 million, and non-cash impairment charges of $6.7 million related to the company's global enterprise resource planning (ERP) system.

Operating Profit
An operating loss of $(23.6) million, or (3.3)% of revenue was realized in the second quarter 2013, compared with an operating profit of 5.1% in the second quarter 2012. Non-GAAP operating profit* in the second quarter 2013 was $30.1 million, or 4.3% of revenue, compared with $46.0 million, or 6.2% of revenue, in the second quarter 2012. Both quarters exclude applicable restructuring charges and non-routine and amortization expenses and non-routine income.

Income Tax
The effective tax rate on continuing operations for the three months ended June 30, 2013 was (261.8)% compared with 34.4% for the same period of 2012. The change in tax rate from the prior year period was primarily the result of deferred tax expense of $42.8 million related to the repatriation of undistributed foreign earnings and the establishment of a valuation allowance of $32.7 million on certain Brazil deferred tax assets.

Net Income / (Loss) Attributable to Diebold
Net loss attributable to Diebold was $(98.6) million, or 13.9% of revenue in the second quarter 2013, compared with net income of $25.3 million, or 3.4%, in the second quarter 2012. Included in the second quarter 2013 net of tax results are $77.5 million in net non-routine and amortization expenses, and net restructuring charges of $5.0 million. Included in the second quarter 2012 net of tax results are net restructuring charges of $0.5 million, $0.2 million in net non-routine expenses, and $4.2 million in impairment charges.

Balance Sheet, Cash Flow and Liquidity
The company's net debt* was $156.4 million at June 30, 2013, an increase in net debt of $134.8 million from the net debt* position at December 31, 2012. The company's net debt to capital ratio was 12.0% at June 30, 2013, and 1.5% at December 31, 2012 and 6.6% at June 30, 2012.

Free cash use* in the second quarter 2013 was $40.5 million, an increase of $24.2 million from the second quarter 2012.

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*See accompanying notes for non-GAAP measures.

PAGE 3/ DIEBOLD REPORTS 2013 PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
Legal and Tax Matters
Diebold continues to monitor its compliance with the FCPA. It also is continuing its cooperation with the U.S. Department of Justice (DOJ) and Securities and Exchange Commission (SEC) in their ongoing inquiries, and is making continued progress toward a timely resolution of this matter. The company has agreed in principle with the DOJ and the SEC to the terms of a proposed settlement of their inquiries, which terms remain subject to final approval by all parties. These proposed settlement terms include combined payments to the U.S. government of approximately $48.0 million in disgorgement, penalties and prejudgment interest, and the appointment of an independent compliance monitor for a minimum period of 18 months. Accordingly, during the second quarter 2013, Diebold accrued an additional $28.0 million in connection with the potential settlement. The company excludes costs related to this review from its non-GAAP operating results as it provides a better overall understanding of the company's historical financial performance and future prospects.

The company has also accrued $17.5 million, net of insurance recoveries, for a potential settlement of a previously disclosed securities class action lawsuit.

Also, as previously disclosed, in August 2012 one of the company's Brazilian subsidiaries was notified of a tax assessment of approximately $133 million, including penalties and interest, regarding certain Brazilian federal indirect taxes for 2008 and 2009.  The assessment alleges improper importation of certain components into the country's free trade zone that would nullify certain indirect tax incentives.  The company continues to evaluate the impact of this potential tax uncertainty.

Diebold continues to work to remediate a previously disclosed material weakness pertaining to manufacturing and supply chain processes related to indirect tax incentives for this Brazil subsidiary. As part of remediation, during the second quarter of 2013, the company identified an adjustment related to 2008 to 2012 prior-year periods for Brazil federal indirect tax incentives in the amount of approximately $23 million. This will reduce prior-period earnings and be reported prospectively as a revision to prior-period financial statements. As a result of applying this revision retrospectively to the second quarter 2012, previously reported product cost of goods sold for that period increased by $1.6 million, and previously reported net income and diluted earnings per share for that period decreased by $1.2 million and $0.02, respectively.

The company continues to assess its Brazilian indirect tax compliance. It is possible that financial results for certain periods may need to be further revised or restated as a result of this work, which may potentially delay the company's filing of its quarterly report on Form 10-Q for the period ended June 30, 2013. Therefore, financial results in this release should be treated as preliminary and subject to change.

Full-year 2013 Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any currency fluctuations, future mergers, acquisitions, disposals or other business combinations, or any final resolution to the FCPA matter, the Brazil tax assessment or the value-added tax compliance analysis.

The company expects full-year revenue to be down 5% to 7% and EPS to be in the range of $1.30 to $1.40 non-GAAP*. Earnings are expected to progressively improve through the rest of 2013. However, this earnings growth is less than previously expected due to two major risk factors that were previously outlined -- the pace of improvement in the U.S. regional bank ATM market, and the timing and profitability of major tenders in Brazil.

As part of its previously disclosed multi-year realignment plan, Diebold targeted savings of $100 million to $150 million, with total savings fully realized by the end of 2015. Today, the company has already identified $150 million of targeted savings to be completed by the end of 2014, which will be fully realized in 2015. Diebold is getting more aggressive in its cost-saving efforts moving forward. As part of these actions, Diebold is freezing its defined-benefit pension plan for U.S.-based employees who joined the company prior to July 1, 2003. On that date, the company discontinued its defined-benefit pension plan for new employees. Also, the company plans to offer voluntary early retirement to approximately 1,200 eligible U.S.-based employees.

Additionally, investment in global service systems, IT infrastructure and financial shared services will be critical to support future growth. Thus, the company's earnings will continue to be under pressure in the near term as it makes these necessary investments.
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*See accompanying notes for non-GAAP measures.

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	Previous Guidance	Current Guidance
Total revenue	Relatively flat	(5%) - (7%)

2013 EPS (GAAP)	N/A	($1.60) - ($1.10)
Restructuring charges	N/A	0.35 - 0.27
Non-routine exp. & Amort.	N/A	1.39 - 1.07
Non-routine inc.	N/A	(0.02)
Impairment	N/A	—
Deferred tax expense on foreign cash repatriation	N/A	0.67
Total Adjusted EPS (non-GAAP measure)	Flat to moderately down	$0.79 - $0.89
Valuation allowance on Brazil deferred tax assets	N/A	$0.51
Total adjusted EPS (non-GAAP measure) excluding valuation allowance on Brazil deferred tax assets	N/A	$1.30 - $1.40

Overview Presentation and Conference Call
More information on Diebold's quarterly earnings, including additional financial analysis and an earnings overview presentation, is available on Diebold's Investor Relations website. Andy W. Mattes, president and chief executive officer, George S. Mayes Jr., EVP and chief operating officer, and Bradley C. Richardson, EVP and chief financial officer will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Both the presentation and access to the call are available at http://investors.diebold.com. The replay can also be accessed on the site for up to three months after the call.

Revenue Summary by Service, Product and Geographic Area

Revenue Summary by Service and Product Solutions
(In Thousands)
	Q2 2013	Q2 2012	% Change	YTD 6/30/2013	YTD 6/30/2012	% Change
Financial Self-Service
Service	$303,171	$295,587	2.6%	$583,454	$595,522	(2.0)%
Product	254,279	294,105	(13.5)%	469,746	555,172	(15.4)%
Total Fin. Self-Service	557,450	589,692	(5.5)%	1,053,200	1,150,694	(8.5)%
Security Solutions
Service	110,054	101,248	8.7%	211,989	198,088	7.0%
Product	39,551	42,780	(7.5)%	74,868	80,813	(7.4)%
Total Security	149,605	144,028	3.9%	286,857	278,901	2.9%
Total Fin. Self-Service & Security	707,055	733,720	(3.6)%	1,340,057	1,429,595	(6.3)%
Brazil Election Systems & Lottery	58	9,468	(99.4)%	567	12,084	(95.3)%
Total Revenue	$707,113	$743,188	(4.9)%	$1,340,624	$1,441,679	(7.0)%

Revenue Summary by Geographic Area
	Q2 2013	Q2 2012	% Change	YTD 6/30/2013	YTD 6/30/2012	% Change
Diebold North America	$368,386	$398,897	(7.6)%	$699,241	$798,817	(12.5)%
Diebold International
Latin America (incl. Brazil)	135,803	163,329	(16.9)%	260,208	300,997	(13.6)%
Asia Pacific	118,375	96,149	23.1%	230,558	192,349	19.9%
Europe, Middle East, Africa	84,549	84,813	(0.3)%	150,617	149,516	0.7%
Total Diebold International	338,727	344,291	(1.6)%	641,383	642,862	(0.2)%
Total Revenue	$707,113	$743,188	(4.9)%	$1,340,624	$1,441,679	(7.0)%
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*See accompanying notes for non-GAAP measures.

PAGE 5/ DIEBOLD REPORTS 2013 PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
Other (expense) income, net summary:

	Q2 2013	Q2 2012	YTD 6/30/2013	YTD 6/30/2012
Miscellaneous, net	$309	$431	$(789)	$341
Foreign exchange gain (loss), net	(2,216)	1,102	(4,430)	1,647
Interest expense	(6,766)	(7,461)	(14,109)	(15,069)
Investment income	6,814	8,039	14,365	19,994
Total other (expense) income, net	$(1,859)	$2,111	$(4,963)	$6,913

Notes for Non-GAAP Measures

1.	Profit/loss summary - 2nd quarter comparison (Dollars in millions)

Q2 2013							Q2 2012
Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales		Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales
$707.1	$157.4	22.3%	$181.0	$(23.6)	(3.3)%	GAAP Results	$743.2	$183.9	24.7%	$145.7	$38.3	5.1%
	4.3		(3.2)	7.6		Restructuring		(0.1)		(0.8)	0.7
	0.3		(45.9)	46.2		Non-rout. Exp. & Amort.		—		(0.3)	0.3
	—		—	—		Non-rout. Inc		—		—	—
	—		—	—		Impairment		—		(6.7)	6.7
$707.1	$162.0	22.9%	$131.9	$30.1	4.3%	Non-GAAP Results	$743.2	$183.8	24.7%	$137.8	$46.0	6.2%
The company's management believes excluding net restructuring charges/(benefits), non-routine expenses/income and amortization from operating results is an indication of the company's baseline performance. The exclusion of these items permits evaluation and comparison of results for the company's core business operations and it is on this basis that the company's management internally assesses the company's performance.

YTD 6/30/2013							YTD 6/30/2012
Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales		Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales
$1,340.6	$287.4	21.4%	$325.0	$(37.5)	(2.8)%	GAAP Results	$1,441.7	$375.5	26.0%	$284.3	$91.3	6.3%
	7.1		(10.0)	17.1		Restructuring		(0.8)		(3.2)	2.4
	0.6		(56.0)	56.6		Non-rout. Exp. & Amort.		—		(1.3)	1.3
	—		2.2	(2.2)		Non-rout. Inc		—		—	—
	—		—	—		Impairment		—		(6.7)	6.7
$1,340.6	$295.1	22.0%	$261.2	$34.0	2.5%	Non-GAAP Results	$1,441.7	$374.7	26.0%	$273.1	$101.7	7.1%

2. Reconciliation of diluted GAAP EPS to non-GAAP EPS from continuing operations measures:

	Q2 2013	Q2 2012	YTD 6/30/2013	YTD 6/30/2012
Total EPS from continuing operations (GAAP measure)	$(1.55)	$0.39	$(1.76)	$1.09
Restructuring charges	0.08	0.01	0.17	0.02
Non-routine expenses and amort.	0.55	—	0.65	0.01
Non-routine income	—	—	(0.02)	—
Impairment charges	—	0.07	—	0.07
Deferred tax expense on foreign cash repatriation	$0.67	$—	$0.67	$—
Total Adjusted EPS (non-GAAP measure)	$(0.25)	$0.47	$(0.29)	$1.19
Valuation allowance on Brazil deferred tax assets	$0.51	$—	$0.51	$—
Total adjusted EPS (non-GAAP measure) excluding valuation allowance on Brazil deferred tax assets	$0.26	$0.47	$0.23	$1.19
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The company's management believes excluding net restructuring charges/(benefits), non-routine expenses/income and impairment charges is useful to investors because it provides an overall understanding of the company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the company's core business operations, and it is on this basis that management internally assesses the company's performance. The company has also excluded a Brazil valuation allowance as well as the deferred tax effect of cash repatriation from its non-GAAP results. The sums of the quarterly figures do not equal year-to-date figures due to rounding or differences in the weighted-average number of shares outstanding during the respective periods.

3.	Free cash flow / (use) is calculated as follows:

	Q2 2013	Q2 2012	YTD 6/30/2013	YTD 6/30/2012
Net cash provided by (used in) operating activities (GAAP measure)	$(31,695)	$(7,949)	$(63,425)	$(33,970)
Capital expenditures	(8,828)	(8,372)	(18,156)	(20,669)
Free cash flow / (use) (non-GAAP measure)	$(40,523)	$(16,321)	$(81,581)	$(54,639)

The company's management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is utilized to fund our dividends, as well as mandatory debt payments and other investment opportunities. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.

4.	Net investment/(debt) is calculated as follows:

	6/30/2013	12/31/2012	6/30/2012
Cash, cash equivalents and short-term investments (GAAP measure)	$526,008	$630,678	$591,400
Debt instruments	(682,366)	(652,206)	(692,275)
Net investment/(debt) (non-GAAP measure)	$(156,358)	$(21,528)	$(100,875)

The company's management believes that given the significant cash, cash equivalents and other investments on its balance sheet that net cash against outstanding debt is a meaningful net debt calculation. Between 97% to 98% of the company's cash and cash equivalents and short-term investments reside in international tax jurisdictions for all periods presented.

Forward-Looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements”. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company's future operating performance, the company's share of new and existing markets, the company's short- and long-term revenue and earnings growth rates, and the company's implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company's manufacturing capacity.

The use of the words “will,” “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

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•	the finalization of the company's financial statements for the three and six months ended June 30, 2013;

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

•
changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

•
global economic conditions, including any additional deterioration and disruption in the financial markets, including the bankruptcies, restructurings or consolidations of financial institutions, which could reduce our customer base and/or adversely affect our customers' ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

•	acceptance of the company's product and technology introductions in the marketplace;

•	the company's ability to maintain effective internal controls;

•	changes in the company's intention to repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions could negatively impact foreign and domestic taxes;

•
unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments, including with respect to the company's Brazilian tax dispute and the approval of the potential settlement of the securities class action on the proposed terms;

•	variations in consumer demand for financial self-service technologies, products and services;

•	potential security violations to the company's information technology systems;

•
the investment performance of our pension plan assets, which could require us to increase our pension contributions, and significant changes in health care costs, including those that may result from government action;

•	the amount and timing of repurchases of the company's common shares, if any;

•	the outcome of the company's global FCPA review, including the approval of the potential settlement with the DOJ and SEC on the proposed terms;

•
the outcome of the company's assessment of its indirect tax compliance in Brazil, the work associated with which could result in revisions to the company's results reported in this earnings release; and

•	the company's ability to achieve benefits from its cost-reduction initiatives and other strategic changes, including its recently announced multi-year realignment plan and other restructuring actions.

About Diebold
Diebold, Incorporated (NYSE: DBD) is a global leader in providing innovative self-service technology, security systems and related services. Diebold has approximately 16,000 employees worldwide and is headquartered near Canton, Ohio, USA. Visit Diebold at www.diebold.com or on Twitter: http://twitter.com/DieboldInc.

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DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
[IN THOUSANDS EXCEPT (LOSS) EARNINGS PER SHARE]

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Sales
Service	$413,216	$396,909	$795,434	$793,774
Product	293,897	346,279	545,190	647,905
Total	707,113	743,188	1,340,624	1,441,679
Cost of goods
Service	317,135	294,092	614,046	579,488
Product	232,562	265,160	439,148	486,648
Total	549,697	559,252	1,053,194	1,066,136
Gross Profit	157,416	183,936	287,430	375,543
Percent of net sales	22.3%	24.7%	21.4%	26.0%
Operating expenses
Selling, general and administrative	157,205	118,946	282,718	238,558
Research, development and engineering	23,417	20,172	44,447	38,973
Impairment of assets	642	6,701	642	6,701
(Gain) loss on sale of assets, net	(226)	(143)	(2,839)	40
Total	181,038	145,676	324,968	284,272
Percent of net sales	25.6%	19.6%	24.2%	19.7%
Operating (loss) profit	(23,622)	38,260	(37,538)	91,271
Percent of net sales	(3.3)%	5.1%	(2.8)%	6.3%
Other (expense) income, net	(1,859)	2,111	(4,963)	6,913
(Loss) income from continuing operations before taxes	(25,481)	40,371	(42,501)	98,184
Taxes on income	(71,902)	(13,791)	(68,764)	(26,852)
Net (loss) income	(97,383)	26,580	(111,265)	71,332
Less: net income attributable to noncontrolling interest	(1,183)	(1,290)	(747)	(2,092)
Net (loss) income attributable to Diebold, Inc.	$(98,566)	$25,290	$(112,012)	$69,240

Basic weighted average shares outstanding	63,700	63,064	63,509	62,899
Diluted weighted average shares outstanding	63,700	64,035	63,509	63,795

Basic (loss) earnings per share	$(1.55)	$0.40	$(1.76)	$1.10
Diluted (loss) earnings per share	$(1.55)	$0.39	$(1.76)	$1.09

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$282,569	$368,792
Short-term investments	243,439	261,886
Trade receivables, net	522,047	488,373
Inventories	461,143	412,996
Other current assets	301,909	282,810
Total current assets	1,811,107	1,814,857

Securities and other investments	77,799	77,101
Property, plant and equipment, net	169,012	184,345
Goodwill	257,296	272,951
Other assets	217,323	243,733
Total assets	$2,532,537	$2,592,987

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$65,051	$34,212
Accounts payable	243,569	224,973
Other current liabilities	656,748	599,676
Total current liabilities	965,368	858,861

Long-term debt	616,861	617,534
Long-term liabilities	292,269	291,287

Total Diebold, Inc. shareholders' equity	625,074	789,957
Noncontrolling Interests	32,965	35,348
Total equity	658,039	825,305

Total liabilities and equity	$2,532,537	$2,592,987

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(IN THOUSANDS)

	Six Months Ended
	June 30,
	2013	2012
Cash flow from operating activities:
Net (loss) income	$(111,265)	$71,332
Adjustments to reconcile net income (loss) to cash flow used in operating activities:
Depreciation and amortization	42,194	38,795
Devaluation of Venezuelan balance sheet	1,584	—
Other	8,027	10,222

Cash flow from changes in certain assets and liabilities:
Trade receivables	(44,757)	(44,841)
Inventories	(62,302)	(54,882)
Accounts payable	23,089	10,406
Certain other assets and liabilities	80,005	(65,002)
Net cash used in operating activities	(63,425)	(33,970)

Cash flow from investing activities:
Net investment activity	805	(3,756)
Capital expenditures	(18,156)	(20,669)
Increase in certain other assets & other	(87)	2,806
Net cash used in investing activities	(17,438)	(21,619)

Cash flow from financing activities:
Dividends paid	(36,919)	(36,313)
Net borrowings	31,028	63,487
Repurchase of common shares	(1,967)	(2,896)
Other	6,623	16,482
Net cash (used in) provided by financing activities	(1,235)	40,760

Effect of exchange rate changes on cash and cash equivalents	(4,125)	1,450

Decrease in cash and cash equivalents	(86,223)	(13,379)
Cash and cash equivalents at the beginning of the period	368,792	333,920
Cash and cash equivalents at the end of the period	$282,569	$320,541